Exhibit 17.1

550 Bear Paw Lane North
Colorado Springs, Co

July 6, 2005

VIA FACSIMILE

Boundless Motor Sports Racing, Inc.
2500 McGee Drive, Suite 147
Norman, OK 73072
Attention: Chief Executive Officer

     Re: Resignation

Dear Mr. Kruger,

     This letter serves as notice of my resignation as a director of Boundless Motor Sports Racing, Inc. (the “Company”), effective immediately. I am resigning, rather than waiting for my term of office to expire, in order to express my concerns about how the business of the Company has been managed in recent months and to make it clear to the Company and its shareholders that I did not, and do not, assent to many of the actions that have been taken in recent weeks.

     My primary concern is that you have made a number of major decisions on your own initiative without the assent of, or even notice to, the Company’s board of directors. Most importantly, your decision to close the Company’s Colorado Springs office is one that will have a significant (and in my opinion profoundly negative) impact on the Company’s future. Rather than bringing the matter to the attention of the board of directors for deliberation and discussion, however, you made the decision entirely on your own, without even informing the other directors. Nor was this an isolated incident. Other recent decisions taken without board approval include, but are not limited to, decisions relating to the hiring of a Chief Financial Officer and a Chief Administrative Officer, the potential sale of a significant asset, the instigation and settlement of material lawsuits and the calling of a “special meeting in lieu of the annual meeting” of the Company’s shareholders. With respect to the latter, I also note that notice of the meeting does not appear to have been provided to the Company’s shareholders in a manner that complies with applicable law.

     I recognize that the exigencies of business in a fast-moving industry sometimes make it difficult to observe scrupulously every corporate formality. This does not, however, justify the disregard of basic norms of corporate governance. Because I wish to publicly disassociate myself from such conduct, I hereby resign.

Sincerely,
/s/ Bobby Hartslief

Bobby Hartslief

cc: Richard Dahlson